Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Investors
Bob Okunski
408-240-5447
Bob.Okunski@sunpower.com

Media
Natalie Wymer
408-457-2348
Natalie.Wymer@sunpower.com

SunPower Reports First Quarter 2016 Results

SAN JOSE, Calif., May 5, 2016 - SunPower Corp. (NASDAQ: SPWR) today announced financial results for its first fiscal quarter ended Apr. 3, 2016.

($ Millions, except percentages and per-share data)	1st Quarter 2016	4th Quarter 2015	1st Quarter 2015
GAAP revenue	$384.9	$374.4	$440.9
GAAP gross margin	13.4%	5.4%	20.6%
GAAP net loss	$(85.4)	$(127.6)	$(9.6)
GAAP net loss per diluted share	$(0.62)	$(0.93)	$(0.07)
Non-GAAP revenue[1]	$433.6	$1,363.9	$430.6
Non-GAAP gross margin[1]	13.6%	28.8%	20.5%
Non-GAAP net income (loss)[1]	$(41.2)	$270.4	$19.7
Non-GAAP net income (loss) per diluted share[1]	$(0.30)	$1.73	$0.13
EBITDA[1]	$6.3	$379.9	$58.8

[1]	Information about SunPower's use of non-GAAP financial information, including a reconciliation to U.S. GAAP, is provided under "Use of Non-GAAP Financial Measures" below.

“Our first quarter results reflect solid execution against our long term strategy,” said Tom Werner, SunPower president and CEO. “With the recent launch of our Helix™ and SunPower Equinox™ complete solutions for the commercial and residential markets respectively, we are now in a position to offer standardized plug and play solutions across all primary solar applications from large scale power plants to individual homes and businesses. This positions SunPower very well to facilitate the adoption of solar power as a mainstream energy technology. In our upstream solar cell and panel manufacturing operations, we delivered strong yields and record panel output, and we continue to ramp volume at our new Fab 4 cell manufacturing facility. During the quarter, we also began commercial shipments of our new, lower cost, high efficiency Performance Series panel product line and we are on track to ramp volume significantly starting in the third quarter.

“In our power plant business, consistent with our strong, historical delivery execution, we continued construction on a number of key U.S. projects slated for completion during the second half of 2016, including our 100-megawatt (MW) project for NV Energy, the 102-MW Henrietta power plant and our 68-MW project for Stanford University. Additionally, we achieved commercial operation on our 50-MW Hooper project for Xcel Energy, a project currently owned by 8point3 Energy Partners. SunPower also achieved notable international success during the first quarter when we were awarded approximately 500-MW of power purchase agreements in Mexico’s first electricity auction. This award comprised approximately 25 percent of the awarded solar capacity, or around 20 percent of the entire awarded energy across all resources, and demonstrates the increasing cost competitiveness of wholesale solar power versus competing technologies. We also expect to begin construction of our second solar power plant project in Chile later this year with a capacity of approximately 100-MW. With a pipeline of more than 2.5 gigawatts (GW) in Latin America and more than 14-GW globally, we see significant long term opportunity in the power plant segment.

“Our residential business continued its strong performance as we met or exceeded our quarterly goals across all regions. In North America, we grew recognized megawatts by more than 50 percent year over year, gained market share, and launched our SunPower Equinox complete residential solution in the U.S. We believe this fully integrated product generates up to 70 percent more lifetime energy with 70 percent fewer visible components compared with a conventional residential system, while reducing installation time and improving quality and aesthetics. We also added a key residential channel partnership during the quarter including an exclusive co-marketing agreement with AT&T. With solid residential industry fundamentals, particularly in the U.S, we expect continued strong performance in this segment during 2016.

“We also made significant progress in our commercial business during the quarter, adding projects to our pipeline which stands over $1 billion. The rollout of our new Helix platform is going very well as we installed our first commercial system during the quarter. As a result, we expect to double our commercial market share in the U.S. this year. Internationally, we also had a significant win in Japan during the quarter, where we booked a 17-MW supply contract with a leading Japanese commercial rooftop project developer,” Werner concluded.

“Overall, we executed well in the first quarter as we achieved our development targets and saw solid performance across our segments,” said Chuck Boynton, SunPower CFO. “We continued to add to our HoldCo asset base with a number of large projects scheduled for completion in the second half of the year. We exited the quarter with a strong balance sheet including significant liquidity through our $300 million revolver, which remains undrawn. In addition, we were pleased to close our most recent financing, a $200 million construction revolver that will be used to finance our anticipated growth, primarily in the commercial sector.”

Additionally, first quarter fiscal 2016 non-GAAP results include net adjustments that, in the aggregate, decreased non-GAAP net loss by $44.2 million, including $10.7 million related to 8point3 Energy Partners, $3.6 million related to utility and power plant projects, $3.1 million related to sale of operating lease assets, $16.5 million related to stock-based compensation expense, $8.6 million related to other adjustments, and $1.7 million related to tax effect.

Financial Outlook
The company’s second quarter fiscal 2016 non-GAAP guidance is as follows: revenue of $310 million to $360 million, gross margin of 12 percent to 14 percent, EBITDA of $0 to $25 million and megawatts deployed in the range of 360 MW to 385 MW. On a GAAP basis, the company expects revenue of $290 million to $340 million, gross margin of 10 percent to 12 percent and net loss of $90 million to $65 million. Second quarter 2016 GAAP guidance includes the impact of the company’s HoldCo asset strategy and revenue and timing deferrals due to real estate accounting.

For fiscal year 2016, the company’s non-GAAP financial guidance is unchanged. Non-GAAP expectations are as follows: revenue of $3.2 billion to $3.4 billion, gross margin of 14 percent to 16 percent, EBITDA of $450 million to $500 million, capital expenditures of $210 million to $260 million and gigawatts deployed in the range of 1.6 GW to 1.9 GW.

On a GAAP basis, the company now expects 2016 revenue of $2.8 billion to $3.0 billion, gross margin of 13 percent to 15 percent and net income of $0 million to $50 million. Fiscal year 2016 GAAP guidance includes the impact of the company’s HoldCo asset strategy and revenue and timing deferrals due to real estate accounting.

The company will host a conference call for investors this afternoon to discuss its first quarter 2016 performance at 1:30 p.m. Pacific Time. The call will be webcast and can be accessed from SunPower’s website at http://investors.sunpower.com/events.cfm.

This press release contains both GAAP and non-GAAP financial information. Non-GAAP figures are reconciled to the closest GAAP equivalent categories in the financial attachment of this press release. Please note that the company has posted supplemental information and slides related to its first quarter 2016 performance on the Events and Presentations section of the SunPower Investor Relations page at http://investors.sunpower.com/events.cfm. The capacity of power plants in this release is described in approximate megawatts on a direct current (dc) basis unless otherwise noted.

About SunPower
As one of the world’s most innovative and sustainable energy companies, SunPower Corp. (NASDAQ: SPWR) provides a diverse group of customers with complete solar solutions and services. Residential customers, businesses, governments, schools and utilities around the globe rely on SunPower’s more than 30 years of proven experience. From the first flip of the switch, SunPower delivers maximum value and performance throughout the long life of every solar system. Headquartered in Silicon Valley, SunPower has dedicated, customer-focused employees in Africa, Asia, Australia, Europe, and North and South America. For more information about how SunPower is changing the way our world is powered, visit www.sunpower.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: (a) our ability to facilitate the adoption of solar power; (b) the ramping of panel production; (c) construction, completion and delivery schedules; (d) expectations around our future opportunities, performance and market share across our business segments; (e) the expected performance of our SunPower Equinox integrated offering; (f) our project pipeline; (g) second quarter fiscal 2016 guidance, including non-GAAP revenue, gross margin, EBITDA, and MW deployed, as well as GAAP revenue, gross margin, and net loss; and (h) full year fiscal 2016 guidance, including non-GAAP revenue, gross margin, capital expenditures, and gigawatts deployed, as well as GAAP revenue, gross margin and net income.  These forward-looking statements are based on our current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (1) competition in the industry and downward pressure on average selling prices; (2) our liquidity, substantial indebtedness, and ability to obtain additional financing for our projects and customers; (3) regulatory changes and the availability of economic incentives promoting use of solar energy; (4) challenges inherent in constructing certain of our large projects; (5) the success of our ongoing research and development efforts and our ability to commercialize new products and services, including products and services developed through strategic partnerships; (6) fluctuations in our operating results; (7) maintaining or increasing our manufacturing capacity, containing associated costs, and manufacturing difficulties that could arise; (8) challenges managing our joint ventures and partnerships; (9) challenges executing on our HoldCo and YieldCo strategies, including the risk that 8point3 Energy Partners may be unsuccessful; and (10) fluctuations or declines in the performance of our solar panels and other products and solutions.  A detailed discussion of these factors and other risks that affect our business is included in filings we make with the Securities and Exchange Commission (SEC) from time to time, including our most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”  Copies of these filings are available online from the SEC or on the SEC Filings section of our Investor Relations website at investors.sunpower.com.  All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements in light of new information or future events.

©2016 SunPower Corporation. All rights reserved. SUNPOWER, the SUNPOWER logo, SUNPOWER EQUINOX, and HELIX are trademarks or registered trademarks of SunPower Corporation in the U.S. and other countries as well.

SUNPOWER CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	Apr. 3, 2016	Jan. 3, 2016
Assets
Current assets:
Cash and cash equivalents	$555,178	$954,528
Restricted cash and cash equivalents, current portion	24,572	24,488
Accounts receivable, net	177,443	190,448
Costs and estimated earnings in excess of billings	56,503	38,685
Inventories	386,787	382,390
Advances to suppliers, current portion	95,421	85,012
Project assets - plants and land, current portion	662,868	479,452
Prepaid expenses and other current assets	415,128	359,517
Total current assets	2,373,900	2,514,520

Restricted cash and cash equivalents, net of current portion	43,470	41,748
Restricted long-term marketable securities	6,560	6,475
Property, plant and equipment, net	802,944	731,230
Solar power systems leased and to be leased, net	561,534	531,520
Project assets - plants and land, net of current portion	5,900	5,072
Advances to suppliers, net of current portion	251,763	274,085
Long-term financing receivables, net	378,802	334,791
Goodwill and other intangible assets, net	110,715	119,577
Other long-term assets	299,267	297,975
Total assets	$4,834,855	$4,856,993

Liabilities and Equity
Current liabilities:
Accounts payable	$530,178	$514,654
Accrued liabilities	283,502	313,497
Billings in excess of costs and estimated earnings	142,210	115,739
Short-term debt	63,348	21,041
Customer advances, current portion	35,307	33,671
Total current liabilities	1,054,545	998,602

Long-term debt	498,197	478,948
Convertible debt	1,111,466	1,110,960
Customer advances, net of current portion	119,423	126,183
Other long-term liabilities	562,723	564,557
Total liabilities	3,346,354	3,279,250

Redeemable noncontrolling interests in subsidiaries	78,818	69,104

Equity:

Preferred stock	—	—
Common stock	138	137
Additional paid-in capital	2,376,771	2,359,917
Accumulated deficit	(833,026)	(747,617)
Accumulated other comprehensive loss	(12,599)	(8,023)
Treasury stock, at cost	(174,142)	(155,265)
Total stockholders' equity	1,357,142	1,449,149
Noncontrolling interests in subsidiaries	52,541	59,490
Total equity	1,409,683	1,508,639
Total liabilities and equity	$4,834,855	$4,856,993

SUNPOWER CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	THREE MONTHS ENDED
	Apr. 3, 2016	Jan. 3, 2016	Mar. 29, 2015
Revenue:
Residential	$151,807	$172,428	$155,324
Commercial	52,241	80,113	49,063
Power Plant	180,827	121,823	236,484
Total revenue	384,875	374,364	440,871
Cost of revenue:
Residential	118,160	142,287	122,772
Commercial	45,226	81,541	46,880
Power Plant	169,952	130,233	180,401
Total cost of revenue	333,338	354,061	350,053
Gross margin	51,537	20,303	90,818
Operating expenses:
Research and development	32,706	32,362	21,168
Selling, general and administrative	97,791	105,643	77,214
Restructuring charges	96	335	3,581
Total operating expenses	130,593	138,340	101,963
Operating loss	(79,056)	(118,037)	(11,145)
Other expense, net	(18,416)	(13,282)	(17,745)
Loss before income taxes and equity in earnings (loss) of unconsolidated investees	(97,472)	(131,319)	(28,890)
Provision for income taxes	(3,181)	(28,778)	(2,351)
Equity in earnings (loss) of unconsolidated investees	(764)	462	2,191
Net loss	(101,417)	(159,635)	(29,050)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	16,008	32,014	19,469
Net loss attributable to stockholders	$(85,409)	$(127,621)	$(9,581)

Net loss per share attributable to stockholders:
- Basic	$(0.62)	$(0.93)	$(0.07)
- Diluted	$(0.62)	$(0.93)	$(0.07)
Weighted-average shares:
- Basic	137,203	136,653	132,033
- Diluted	137,203	136,653	132,033

SUNPOWER CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	THREE MONTHS ENDED
	Apr. 3, 2016	Jan. 3, 2016	Mar. 29, 2015

Cash flows from operating activities:
Net loss	$(101,417)	$(159,635)	$(29,050)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	42,117	40,638	28,563
Stock-based compensation	16,520	16,476	13,546
Non-cash interest expense	346	416	4,680
Equity in loss (earnings) of unconsolidated investees	764	(462)	(2,191)
Excess tax benefit from stock-based compensation	—	(14,285)	(572)
Deferred income taxes	(1,169)	41,004	(5,078)
Other, net	890	649	855
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	12,561	19,641	32,735
Costs and estimated earnings in excess of billings	(17,525)	408	140,970
Inventories	(18,248)	(50,611)	(108,072)
Project assets	(179,376)	(263,218)	(93,150)
Prepaid expenses and other assets	(45,034)	(99,650)	(25,090)
Long-term financing receivables, net	(44,011)	(34,555)	(29,198)
Advances to suppliers	11,913	20,760	13,903
Accounts payable and other accrued liabilities	(69,974)	150,745	(51,781)
Billings in excess of costs and estimated earnings	26,866	34,629	5,621
Customer advances	(5,124)	179	(10,099)
Net cash used in operating activities	(369,901)	(296,871)	(113,408)
Cash flows from investing activities:
Decrease (increase) in restricted cash and cash equivalents	(1,806)	4,485	(18,828)
Purchases of property, plant and equipment	(47,044)	(97,699)	(24,564)
Cash paid for solar power systems, leased and to be leased	(23,238)	(23,957)	(19,403)
Proceeds from (payments to) 8point3 Energy Partners LP attributable to real estate projects and residential lease portfolio	(9,968)	175,863	—
Cash paid for acquisitions, net of cash acquired	—	(5,735)	—
Cash paid for investments in unconsolidated investees	(9,752)	—	—
Cash paid for intangibles	—	(6,535)	(526)
Net cash provided by (used in) investing activities	(91,808)	46,422	(63,321)
Cash flows from financing activities:
Proceeds from issuance of convertible debt, net of issuance costs	—	416,305	—
Cash paid for repurchase of convertible debt	—	—	(324,273)
Proceeds from settlement of 4.50% Bond Hedge	—	—	74,628
Repayment of bank loans and other debt	(7,725)	(231)	(7,946)
Proceeds from issuance of non-recourse residential financing, net of issuance costs	28,339	17,444	—

Repayment of non-recourse residential financing	(1,065)	(445)	(10,944)
Contributions from noncontrolling interests and redeemable noncontrolling interests attributable to residential projects	24,082	47,149	45,890
Distributions to noncontrolling interests and redeemable noncontrolling interests attributable to residential projects	(5,309)	(3,501)	(2,260)
Proceeds from issuance of non-recourse power plant and commercial financing, net of issuance costs	79,440	212,709	90,718
Repayment of non-recourse power plant and commercial financing	(37,301)	(12,166)	(90)
Contributions from noncontrolling interests attributable to power plant and commercial projects	—	12,410	—
Proceeds from exercise of stock options	—	50	3
Excess tax benefit from stock-based compensation	—	14,285	572
Purchases of stock for tax withholding obligations on vested restricted stock	(18,876)	(1,373)	(38,704)
Net cash provided by (used in) financing activities	61,585	702,636	(172,406)
Effect of exchange rate changes on cash and cash equivalents	774	(540)	(5,467)
Net increase (decrease) in cash and cash equivalents	(399,350)	451,647	(354,602)
Cash and cash equivalents, beginning of period	954,528	502,881	956,175
Cash and cash equivalents, end of period	$555,178	$954,528	$601,573

Non-cash transactions:
Assignment of financing receivables to third parties	$1,097	$573	$1,307
Costs of solar power systems, leased and to be leased, sourced from existing inventory	15,085	19,309	14,664
Costs of solar power systems, leased and to be leased, funded by liabilities	9,050	10,972	6,388
Costs of solar power systems under sale-leaseback financing arrangements sourced from project assets	—	—	1,050
Property, plant and equipment acquisitions funded by liabilities	81,369	28,950	20,185
Net reclassification of cash proceeds offset by project assets in connection with the deconsolidation of assets sold to the 8point3 Group	8,726	97,272	—

Use of Non-GAAP Financial Measures

To supplement its consolidated financial results presented in accordance with GAAP, the company uses non-GAAP measures that are adjusted for certain items from the most directly comparable GAAP measures, as described below. The specific non-GAAP measures listed below are: revenue; gross margin; net income; net income per diluted share; and earnings before interest, taxes, depreciation and amortization (“EBITDA”). Management believes that each of these non-GAAP measures is useful to investors, enabling them to better assess changes in each of these key elements of the company's results of operations across different reporting periods on a consistent basis, independent of certain items as described below. Thus, each of these non-GAAP financial measures provides investors with another method to assess the company's operating results in a manner that is focused on its ongoing, core operating performance, absent the effects of these items. Management uses these non-GAAP measures internally to assess the business, its financial performance, current and historical results, as well as for strategic decision-making and forecasting future results. Many of the analysts covering the company also use these non-GAAP measures in their analyses. Given management's use of these non-GAAP measures, the company believes these measures are important to investors in understanding the company's operating results as seen through the eyes of management. These non-GAAP measures are not prepared in accordance with GAAP or intended to be a replacement for GAAP financial data; the non-GAAP measures should be reviewed together with the GAAP measures and are not intended to serve as a substitute for results under GAAP, and may be different from non-GAAP measures used by other companies.

Non-GAAP revenue includes adjustments relating to 8point3, utility and power plant projects, and the sale of operating lease assets as described below. Non-GAAP gross margin includes adjustments relating to 8point3, utility and power plant projects, the sale of operating lease assets, stock-based compensation, and other items as described below. In addition to those same adjustments, non-GAAP net income and non-GAAP net income per diluted share are adjusted for the tax effect of these non-GAAP adjustments as described below. In addition to the same adjustments as non-GAAP net income, EBITDA includes adjustments relating to cash interest expense (net of interest income), provision for income taxes, and depreciation.

Non-GAAP Adjustments

•
8point3. In June 2015, 8point3 Energy Partners LP ("8point3 Energy Partners"), a joint YieldCo vehicle formed by the company and First Solar, Inc. ("First Solar" and, together with the company, the "Sponsors") to own, operate and acquire solar energy generation assets, completed an initial public offering (“IPO”) of Class A shares representing limited partner interests in 8point3 Energy Partners. The IPO was consummated on June 24, 2015 whereupon the Class A shares are now listed on the NASDAQ Global Select Market under the trading symbol “CAFD.” Immediately after the IPO, the company contributed a portfolio of 170 MW of its solar generation assets (the “SPWR Projects”) to 8point3 Operating Company, LLC ("OpCo"), 8point3 Energy Partners' primary operating subsidiary. In exchange for the SPWR Projects, the company received cash proceeds of $371 million as well as equity interests in several 8point3 Energy Partners affiliated entities: primarily common and subordinated units representing a 40.7% stake in OpCo and a 50.0% economic and management stake in 8point3 Holding Company, LLC (“Holdings”), the parent company of the general partner of 8point3 Energy Partners and the owner of incentive distribution rights in OpCo. Holdings, OpCo, 8point3 Energy Partners and their respective subsidiaries are referred to herein as the “8point3 Group” or “8point3.”

The company includes adjustments related to the sales of projects contributed to 8point3 based on the difference between the fair market value of the consideration received and the net carrying value of the projects contributed, of which, a portion is deferred in proportion to the company’s retained equity stake in 8point3. The deferred profit is subsequently recognized over time. This treatment is consistent with the accounting rules relating to the sale of such projects under International Financial Reporting Standards (“IFRS”). Under these rules, with certain exceptions such as for projects already in operation, the company’s revenue is equal to the fair market value of the consideration received, and cost of goods sold is equal to the net carrying value plus a partial deferral of profit proportionate with the retained equity stake. Under GAAP, these sales are recognized under either real estate, lease, or consolidation accounting rules depending upon the nature of the individual asset contributed, with outcomes ranging from no profit recognition to full profit recognition. IFRS profit, less deferrals associated with retained equity, is recognized for sales related to the residential lease portfolio. Revenue recognition for other projects sold to 8point3 is deferred until these projects reach commercial operations consistent with IFRS rules. Equity in earnings of unconsolidated investees includes the impact of the company’s share of 8point3’s earnings related to sales of projects receiving sales recognition under IFRS but not GAAP. Management believes that these adjustments for the impact of 8point3 enable investors to better evaluate the company's revenue and profit generation performance.

•
Utility and power plant projects. The company includes adjustments related to the revenue recognition of utility and power plant projects based on the separately-identifiable components of transactions in order to reflect the substance of the transactions. This treatment is consistent with accounting rules relating to such projects under IFRS. On a

GAAP basis, such projects are accounted for under U.S. GAAP real estate accounting guidance. Management calculates separate revenue and cost of revenue amounts each fiscal period in accordance with the two treatments above and the aggregate difference for the company’s affected projects is included in the relevant reconciliation tables below. Over the life of each project, cumulative revenue and gross margin will be equivalent under the two treatments; however, revenue and gross margin will generally be recognized earlier under the company’s non-GAAP treatment than under the company’s GAAP treatment. Among other factors, this is due to the attribution of non-GAAP revenue and margin to the company’s project development efforts at the time of initial project sale as required under IFRS accounting rules, whereas no separate attribution to this element occurs under U.S. GAAP real estate accounting guidance. Within each project, the relationship between the adjustments to revenue and gross margins is generally consistent. However, as the company may have multiple utility and power plant projects in progress at any given time, the relationship in the aggregate will occasionally appear otherwise. Management believes that this adjustment for utility and power plant projects enables investors to evaluate the company's revenue generation performance relative to the direct costs of revenue of its core businesses.

•
Sale of operating lease assets. The company includes adjustments related to the revenue recognition of the sale of certain property subject to an operating lease (or of property that is leased by or intended to be leased by the third-party purchaser to another party). This treatment is consistent with accounting rules relating to the sale of such property under IFRS. On a GAAP basis, these sales are accounted for as borrowing transactions in accordance with lease accounting guidance. Management believes that these adjustments for the sale of operating lease assets enables investors to better evaluate the company’s revenue and profit generation performance.

•
Stock-based compensation. Stock-based compensation relates primarily to the company’s equity incentive awards. Stock-based compensation is a non-cash expense that varies from period to period and is dependent on market forces that are difficult to predict. Due to this unpredictability, management excludes this item from its internal operating forecasts and models. Management believes that this adjustment for stock-based compensation provides investors with a basis to measure the company's core performance, including compared with the performance of other companies, without the period-to-period variability created by stock-based compensation.

•
Other. The company combines amounts previously disclosed under separate captions into “Other” when amounts do not have a significant impact on the current fiscal period. Management believes that these adjustments provide investors with a basis to evaluate the company's performance, including compared with the performance of other companies, without similar impacts.

The amounts recorded in “Other” during the first quarter of fiscal 2016 are driven by adjustments which would have previously been disclosed under other non-GAAP adjustment captions, including “IPO related costs,” “Amortization of intangible assets,” “Non-cash interest expense,” and “Restructuring.”

•
Tax effect. This amount is used to present each of the adjustments described above on an after-tax basis in connection with the presentation of non-GAAP net income and non-GAAP net income per diluted share. The company's non-GAAP tax amount is based on estimated cash tax expense and reserves. The company forecasts its annual cash tax liability and allocates the tax to each quarter in a manner generally consistent with its GAAP methodology. This approach is designed to enhance investors’ ability to understand the impact of the company's tax expense on its current operations, provide improved modeling accuracy, and substantially reduce fluctuations caused by GAAP to non-GAAP adjustments, which may not reflect actual cash tax expense.

•	EBITDA adjustments. When calculating EBITDA, in addition to adjustments described above, the company excludes the impact during the period of the following items:

•	Cash interest expense, net of interest income

•	Provision for income taxes

•	Depreciation

Management presents this non-GAAP financial measure to enable investors to evaluate the company's performance, including compared with the performance of other companies.

For more information about these non-GAAP financial measures, please see the tables captioned "Reconciliations of GAAP Measures to Non-GAAP Measures" set forth at the end of this release, which should be read together with the preceding financial statements prepared in accordance with GAAP.

SUNPOWER CORPORATION
RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES
(In thousands, except percentages and per share data)
(Unaudited)

Adjustments to Revenue:

	THREE MONTHS ENDED
	Apr. 3, 2016	Jan. 3, 2016	Mar. 29, 2015
GAAP revenue	$384,875	$374,364	$440,871
8point3	(15,174)	952,115	—
Utility and power plant projects	53,538	31,012	(10,270)
Sale of operating lease assets	10,403	6,447	—
Non-GAAP revenue	$433,642	$1,363,938	$430,601

Adjustments to Gross margin:

	THREE MONTHS ENDED
	Apr. 3, 2016	Jan. 3, 2016	Mar. 29, 2015
GAAP gross margin	$51,537	$20,303	$90,818
8point3	(4,642)	351,661	—
Utility and power plant projects	3,557	13,079	(11,251)
Sale of operating lease assets	3,112	2,000	—
Stock-based compensation expense	4,125	3,308	2,566
Other	1,333	2,124	6,028
Non-GAAP gross margin	$59,022	$392,475	$88,161

GAAP gross margin (%)	13.4%	5.4%	20.6%
Non-GAAP gross margin (%)	13.6%	28.8%	20.5%

Adjustments to Net income (loss):

	THREE MONTHS ENDED
	Apr. 3, 2016	Jan. 3, 2016	Mar. 29, 2015
GAAP net loss attributable to stockholders	$(85,409)	$(127,621)	$(9,581)
8point3	10,719	394,097	—
Utility and power plant projects	3,557	13,079	(11,251)
Sale of operating lease assets	3,120	2,000	—
Stock-based compensation expense	16,520	16,476	13,546
Other	8,608	5,030	24,070
Tax effect	1,684	(32,663)	2,940
Non-GAAP net income (loss) attributable to stockholders	$(41,201)	$270,398	$19,724

Adjustments to Net income (loss) per diluted share:

	THREE MONTHS ENDED
	Apr. 3, 2016	Jan. 3, 2016	Mar. 29, 2015
Net income (loss) per diluted share
Numerator:
GAAP net loss available to common stockholders[1]	$(85,409)	$(127,621)	$(9,581)
Non-GAAP net income (loss) available to common stockholders[1]	$(41,201)	$270,731	$20,275

Denominator:
GAAP weighted-average shares	137,203	136,653	132,033
Effect of dilutive securities:
Stock options	—	2	41
Restricted stock units	—	1,478	2,994
Upfront Warrants (held by Total)	—	6,564	6,908
Warrants (under the CSO2015)	—	—	1,781
0.75% debentures due 2018	—	12,026	12,026
Non-GAAP weighted-average shares[1]	137,203	156,723	155,783

GAAP net loss per diluted share	$(0.62)	$(0.93)	$(0.07)
Non-GAAP net income (loss) per diluted share	$(0.30)	$1.73	$0.13

[1]
In accordance with the if-converted method, net income (loss) available to common stockholders excludes interest expense related to the 0.75%, 0.875% and 4.0% debentures if the debentures are considered converted in the calculation of net income (loss) per diluted share. If the conversion option for a debenture is not in the money for the relevant period, the potential conversion of the debenture under the if-converted method is excluded from the calculation of non-GAAP net income (loss) per diluted share.

EBITDA:

	THREE MONTHS ENDED
	Apr. 3, 2016	Jan. 3, 2016	Mar. 29, 2015
GAAP net income (loss) attributable to stockholders	$(85,409)	$(127,621)	$(9,581)
8point3	10,719	394,097	—
Utility and power plant projects	3,557	13,079	(11,251)
Sale of operating lease assets	3,120	2,000	—
Stock-based compensation expense	16,520	16,476	13,546
Cash interest expense, net of interest income	12,184	10,180	11,092
Provision for income taxes	3,181	28,778	2,351
Depreciation	33,826	37,890	28,604
Other	8,608	5,030	24,070
EBITDA	$6,306	$379,909	$58,831

Q2 2016 and FY 2016 GUIDANCE (in thousands except percentages)	Q2 2016	FY 2016
Revenue (GAAP)	$290,000-$340,000	$2,800,000-$3,000,000
Revenue (non-GAAP)[1]	$310,000-$360,000	$3,200,000-$3,400,000
Gross margin (GAAP)	10%-12%	13%-15%
Gross margin (non-GAAP)[2]	12%-14%	14%-16%
Net income (loss) (GAAP)	($90,000)-($65,000)	$0-$50,000
EBITDA[3]	$0-$25,000	$450,000-$500,000

1.
Estimated non-GAAP amounts above for Q2 2016 include net adjustments that increase revenue by approximately $20 million of revenue related to 8point3. Estimated non-GAAP amounts above for fiscal 2016 include net adjustments that increase revenue by approximately $400 million of revenue related to 8point3.

2.
Estimated non-GAAP amounts above for Q2 2016 include net adjustments that increase gross margin by approximately $3 million related to 8point3, $5 million related to stock-based compensation expense, and $1 million related to other items. Estimated non-GAAP amounts above for fiscal 2016 include net adjustments that increase gross margin by approximately $60 million related to 8point3, $15 million related to stock-based compensation expense, and $10 million related to other items.

3.
Estimated EBITDA amounts above for Q2 2016 include net adjustments that decrease net loss by approximately $16 million related to 8point3, $18 million related to stock-based compensation expense, $5 million related to other items, $15 million related to interest expense, $1 million related to income taxes and $35 million related to depreciation. Estimated EBITDA amounts above for fiscal 2016 include net adjustments that increase net income by approximately $100 million related to 8point3, $70 million related to stock-based compensation expense, $10 million related to other items, $60 million related to interest expense, $40 million related to income taxes and $170 million related to depreciation.

SUPPLEMENTAL DATA
(In thousands, except percentages)

The following supplemental data represent the adjustments, individual charges and credits that are included or excluded from SunPower's non-GAAP revenue, gross margin, net income and net income per diluted share measures for each period presented in the Consolidated Statements of Operations contained herein.

THREE MONTHS ENDED

	April 3, 2016
	Revenue			Gross Margin						Operating expenses			Other income (expense), net	Benefit from (provision for) income taxes	Equity in earnings of unconsolidated investees	Net income (loss) attributable to stockholders
	Residential	Commercial	Power Plant	Residential		Commercial		Power Plant		Research and development	Selling, general and administrative	Restructuring charges
GAAP	$151,807	$52,241	$180,827	$33,647	22.2%	$7,015	13.4%	$10,875	6.0%							$(85,409)
8point3	(1,312)	—	(13,862)	(485)		—		(4,157)		—	—	—	1,062	—	14,299	10,719
Utility and power plant projects	—	—	53,538	—		—		3,557		—	—	—	—	—	—	3,557
Sale of operating lease assets	10,403	—	—	3,112		—		—		—	—	—	8	—	—	3,120
Stock-based compensation expense	—	—	—	827		652		2,646		3,032	9,363	—	—	—	—	16,520
Other	—	—	—	482		665		186		1,827	5,352	96	—	—	—	8,608
Tax effect	—	—	—	—		—		—		—	—	—	—	1,684	—	1,684
Non-GAAP	$160,898	$52,241	$220,503	$37,583	23.4%	$8,332	15.9%	$13,107	5.9%							$(41,201)

	January 3, 2016
	Revenue			Gross Margin						Operating expenses			Other income (expense), net	Benefit from (provision for) income taxes	Equity in earnings of unconsolidated investees	Net income (loss) attributable to stockholders
	Residential	Commercial	Power Plant	Residential		Commercial		Power Plant		Research and development	Selling, general and administrative	Restructuring charges
GAAP	$172,428	$80,113	$121,823	$30,141	17.5%	$(1,428)	(1.8)%	$(8,410)	(6.9)%							$(127,621)
8point3	(1,443)	54,793	898,765	(640)		13,930		338,371		—	—	—	1,057	—	41,379	394,097
Utility and power plant projects	—	—	31,012	—		—		13,079		—	—	—	—	—	—	13,079
Sale of operating lease assets	6,447	—	—	2,000		—		—		—	—	—	—	—	—	2,000
Stock-based compensation expense	—	—	—	1,089		840		1,379		3,113	10,055	—	—	—	—	16,476
Other	—	—	—	651		425		1,048		705	1,879	335	(13)	—	—	5,030
Tax effect	—	—	—	—		—		—		—	—	—	—	(32,663)	—	(32,663)
Non-GAAP	$177,432	$134,906	$1,051,600	$33,241	18.7%	$13,767	10.2%	$345,467	32.9%							$270,398

	March 29, 2015
	Revenue			Gross Margin						Operating expenses			Other income (expense), net	Benefit from (provision for) income taxes	Equity in earnings of unconsolidated investees	Net income (loss) attributable to stockholders
	Residential	Commercial	Power Plant	Residential		Commercial		Power Plant		Research and development	Selling, general and administrative	Restructuring charges
GAAP	$155,324	$49,063	$236,484	$32,552	21.0%	$2,183	4.4%	$56,083	23.7%							$(9,581)
Utility and power plant projects	—	—	(10,270)	—		—		(11,251)		—	—	—	—	—	—	(11,251)
Stock-based compensation expense	—	—	—	922		388		1,256		2,273	8,707	—	—	—	—	13,546
Other	—	—	—	1,804		454		3,770		330	3,783	3,581	10,348	—	—	24,070
Tax effect	—	—	—	—		—		—		—	—	—	—	2,940	—	2,940
Non-GAAP	$155,324	$49,063	$226,214	$35,278	22.7%	$3,025	6.2%	$49,858	22.0%							$19,724